Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1, of our report dated August 27, 2021 except for the effects of the restatement discussed in Note 2, as to which the date is December 20, 2021 and the effects of the business combination discussed in Note 11, as to which the date is December 20, 2021, relating to the consolidated balance sheets of Science 37 Holdings, Inc. (formerly known as LifeSci Acquisition II Corp.) as of June 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended June 30, 2021, and for the period from December 18, 2019 (inception) through June 30, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 20, 2022